ENERPULSE, INC.

CAMILLI STOCK BUYOUT AGREEMENT

THIS STOCK BUYOUT AGREEMENT (this "Agreement") is made effective as of the 20th day of January, 2004, by and between Enerpu l se, Inc., a Delaware corporation (the "Corporation"), and Louis Camilli (the "Shareholder").

RECITALS

A.         The Shareholder currently owns Three Million Six Hundred Fifty-Four Thousand Seven Hundred Sixty Three (3,654,763) shares of the Corporation's $.001 par value common stock (such shares. together with any additional shares of capital stock in the Corporation that may be later acquired by the Shareholder, are referred to herein as the "Shares").

B.         The parties recognize that if the Shareholder should cease to be a full-time employee of the Corporation, then it is fair and appropriate to allow the Corporation to purchase the Shareholder 's Shares, or a portion of the Shares, under the terms and conditions set forth herein.

C. The parties recognize that this Agreement will provide stability to the Corporation and enhance the value of the Shares held by the Shareholder.

AGREEMENT

In consideration of the Recitals, the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Purchase Option.

a.	If the employment of the Shareholder shall terminate at any time, and such termination is for Cause (as defined in Section I (f) below), then the Corporation shall have the right and option, but not the obligation (the "Purchase Option"), to purchase one hundred percent (100%) of the Shareholder's Shares (the "Sa le Portion").

b.	The Corporation, in its sole discretion, may elect to purchase Jess than the entire Sale Portion.

c.	The purchase price of the Shares shall be equal to the Fair Market Value of the Shares (as defined in Section 2 below).

d.	The Purchase Option shall be exercised by an authorized representative of the Corporation delivering written notice (the ''Notice of Exercise") to the Shareholder, or his personal representative, of the Corporation 's intent to purchase the Sale Port ion of the Shareholder 's Shares, which notice shall specify the number of Shares to be purchased and the proposed purchase price for the Shares. The Notice of Exercise must be delivered within sixty (60) days after the last day of the month in which the Shareholder's employment was terminated.

e.	The Notice of Exercise shall set forth a proposed purchase price for the Shares to be purchased by the Corporation which will be the Corporation 's good faith determination of the Fair Market Value of such Shares. The Shareholder, or his personal representative, may accept the proposed purchase price as stated in the Notice of Exercise, or may deliver notice to the Corporation of the Shareholder 's disagreement with the valuation set forth in the Notice of Exercise ("Notice of Alternative Valuation"). The Notice of Alternative Valuation shall set forth the Shareholder's, or his personal representative's, good faith determination of the Fai r Market Value of the Shares to be purchased by the Corporation; provided, however, that the failure of the Shareholder to accept the proposed purchase price in the Notice of Exercise or to deliver a Notice of Alternative Valuation to the Corporation within fifteen (1 5) days of his receipt of the Notice of Exercise shall constitute the Shareholder's irrevocable acceptance of the proposed purchase price stated in the Notice of Exercise. The deli very of a Notice of Alternative Valuation shall not affect the timing of the transfer of the Shares provided for in Section 3 below.

f.	For purposes of this Agreement, the termination of the Shareholder's employment for "Cause" i s a termination by reason of any of the following:

(i)      willful misconduct by the Shareholder that is materially and demonstrably detrimental to the Corporation, monetarily or otherwise, or that constitutes willful misconduct or gross negligence in the performance of his duties hereunder;

(ii)     conduct by the Shareholder that constitutes fraud, dishonesty, or a criminal act, whether or not with respect to the Corporation;

(iii)    embezzlement of funds or misappropriation of other property by the Shareholder from the Corporation or one or more of the Corporation's employees, clients, partners, or affiliates;

(iv)    conviction of the Shareholder of a felon y or of any other crime that involves fraud, dishonest y, or moral turpitude;

(v)     the willful breach by the Shareholder, or the continued breach by the Shareholder after reasonable notice and opportunity to take corrective action, of any of the material provisions of any written Agreement to which both the Shareholder and the Corporation are parties;

(vi)    conduct by the Shareholder that, in the good faith opinion of the Board of Directors of the Corporation, is materially detrimental to the Corporation, causes the Corporation to breach any term or the Share Purchase Agreement, dated January 20, 2004, by and among the Corporation, Altira Technology Fund IV L.P and Altira Technology Fund IV Direct Investor, LLC or reflects unfavorably on the Corporation or the Shareholder to such an extent that the Corporation 's best short or long term interests reasonably require the termination of the Shareholder's employment; or

(vii)   the willful and continued failure by the Shareholder to substantially perform his duties as an employee or officer of the Corporation (other than any such failure resulting from the Shareholder 's physical or mental incapacity), after demand for substantial performance is delivered by the Corporation that specifically identifies the manner in which the Corporation believes the Shareholder has not substantially performed his duties and recommends corrective behavior that the Shareholder fails to carry out.

2.         Definition of "Fair Market Value". For purposes of this Agreement, the "Fair Market Value" of the Shareholder's Shares means the amount that would be received by the Shareholder pursuant to the Corporation 's Amended and Restated Certificate of Incorporation if the Corporation was liquidated and dissolved and its sole assets at the time of such liquidation and di ssolution consisted of cash in an amount equal to the amount which a hypothetical willing buyer would pay a hypothetical willing seller(s) in cash for one hundred percent (I 00%) of the then outstanding capital stock of the Corporation, with all in-the-money options and warrants for capital stock having been exercised in accordance with their respective terms, in an arm's-length transaction, with neither buyer nor seller(s) being under any undue pressure to complete the transaction, and with all parties having equal access to, and accurate knowledge of, all material facts.

3.         Delivery of the Shares. Thirty (30) days after the delivery of a Notice of Exercise (the "Date of Transfer"), the Shares referenced therein will be transferred to the Corporation without the need for further action on the part of any party to this Agreement, regardless of whether there is then pending any arbitration or dispute as to the proper amount of the purchase price for the Shares referenced in the Notice of Exercise, and the then acting Secretary of the Corporation shall reflect the transfer on the books of the Corporation. On or before the Date of Transfer, the Shareholder shall physically deliver to the then acting Secretary of the Corporation any and all share certificates that represent ownership of any of the Shareholder's Shares to be transferred pursuant to the Notice of Exercise. The Shareholder hereby irrevocably appoints the then acting Secretary of the Corporation as his attorney-in-fact to effect the transfer of the Shares contemplated by this Agreement, without the need for further action on the part of the Shareholder.

4.         Payment of Purchase Price. The purchase price for any Shares purchased pursuant to the terms and provisions of this Agreement shall be paid to the Shareholder by the Corporation delivering a promissory note (the "Note") to the Shareholder on or before the Date of Transfer. The Note shall bear interest at the Applicable Federal Rate (short-term), as published by the Internal Revenue Service, in effect as of the Date of Transfer. Interest shall accrue from the Date of Transfer and shall be paid on an annual basis upon each anniversary of the Date of Transfer, until such time as a final payment of principal is made, whereupon all accrued but unpaid interest shall become due. Principal payments on the Note shall be due as follows: ten percent (10%) at the Date of Transfer, ten percent (10%) at the six (6) month anniversary of the Date of Transfer, twenty percent (20%) at the one (I) year anniversary of the Date of Transfer, forty percent (40%) at the two (2) year anniversary of the Date of Transfer, and the remainder at the three (3) year anniversary of the Date of Transfer. The Corporation may, in its sole discretion, prepay the Note in whole or in part at any time without penalty.

5.         Arbitration. If the Shareholder delivers a Notice of Alternative Valuation within the fifteen (15) day period set forth in Section I (d) above, and the Corporation of such Notice of Alternative Valuation does not expressly accept the proposed purchase price stated in the Notice of Alternative Valuation within five (5) business days after delivery, then the Shareholder shall have the right to commence arbitration. Arbitration must be commenced within sixty (60) days after the Date of Transfer. Arbitration shall be conducted in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (expedited procedures) then in effect. There shall be three (3) arbitrators, all of whom shall be neutral, and at least one (1) of whom shall be an attorney who has been licensed to practice law in the State of Colorado for at least ten (10) years. The arbitrators shall have the authority to exclude evidence found to be irrelevant, redundant, or prejudicial beyond its probative value, and shall be authorized and directed to exercise that authority consistently for the purpose of expediting the proceeding. The arbitration shall be conducted as a "baseball style'· arbitration, in which the arbitrators will only consider the two proposed purchase prices set forth in the Notice of Exercise and the Notice of Alternative Valuation, and in which the arbitrators shall be required to determine which one of the two proposed purchase prices is closest to the Fair Market Value of the Shares. The proposed purchase price that the arbitrators identify as being closest to the Fair Market Value of the Shares will be the purchase price for the purchase, sale, and transfer of the Shares under the Purchase Option and. for any other appropriate purpose. will be the Fair Market Value of the Shares as of the date of termination of the Shareholder's employment with the Corporation. The arbitrators may order specific performance, preliminary and final injunctive relief, and other equitable relief. The award of the arbitrators may be entered and enforced in any court of competent jurisdiction. Should the arbitrators accept the valuation originally presented in the Notice of Exercise, then the Shareholder shall be liable for all of the costs of arbitration, including the fees of the arbitrators and the reasonable attorney's fees of the Corporation incurred in connection therewith. Any dispute or controversy arising under or in connection with this Agreement, other than one involving a determination of the fair market value of the Shareholder's Shares, shall be finally settled and determined by binding arbitration in Denver, Colorado, under the same rules and procedures as those stated in this Section 5, except that the provision regarding "baseball style" arbitration shall not apply.

6.         Termination of Agreement. This Agreement shall terminate on the occurrence of any one or more of the following events: (i) the cessation of business by the Corporation, (ii) the bankruptcy, receivership, or assignment for the benefit of creditors of all of the assets of the Corporation, (iii ) the dissolution of the Corporation, (iv) the signing of a written agreement by the Shareholder and the Corporation which expressly terminates this Agreement, or (v) when the Corporation is no longer a private entity, e.g., there is a public market for its securities.

7.         Amendment. This Agreement may only be amended by written agreement of the Shareholder and the Corporation.

8.         Binding Effect. This Agreement shall be binding upon the Shareholder and his respective heirs and legal representatives and upon the Corporation and its successors and assigns.

9.         Choice of Law. This Agreement shall be construed m accordance with the internal laws, and not the conflict of law rules, of Colorado.

10.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and such counterparts shall together constitute one and the same instrument.

11.       Employment by Subsidiary. If the Shareholder ceases to be employed by the Corporation because he becomes an employee of a wholly-owned subsidiary of the Corporation, the term "Corporation" as used in this Agreement shall refer to such wholly-owned subsidiary.

12.       Notices. Any notice, direction, or other document or communication required or permitted to be given or made to any party pursuant to this Agreement shall be considered given or made if and when received by the party to whom it is directed . Such notice, direction. or other document or communication shall be presumed received if it is actually received at the address (as set forth below) of the party to whom it is directed by any manner of delivery, including, without limitation, personal delivery, courier, mail , or telecopier. Any such notice, direction, or other document or communication sent by means of the United States Postal Service, postage prepaid , shall be presumed received within five (5) business days after it is sent. The parties' notice addresses are as follows, and any party may change its notice address by giving written notice of such change to the other parties:

To the Corporation:

Enerpulse, Inc.

Attention: Louis Camilli, President

230l Yale Blvd. SE, Unit A5

Albuquerque, NM 87106

Facsimile: (505) 842-6S92

with a copy to:

Altira Technology Fund IV

LP c/o Altira Group LLC

Attention: James R. Newell

1625 Broadway, Suite 2450

Denver, CO 80202-4725

To the Shareholder:

Louis Camilli

2301 Yale Blvd. SE, Unit A5

Albuquerque, NM 87106

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

CORPORATION:

ENERPULSE, INC.

/s/ Daniel Parker
By: Daniel Parker, Chief Executive Officer

SHAREHOLDER

/s/ Louis Camilli
Louis Camilli

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